Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 31, 2016, included in the Proxy Statement/Prospectus-Information Statement that is made a part of the Registration Statement (Form S-4) and Prospectus of Everett SpinCo, Inc. for the registration of 140,427,000 shares of its common stock.

/s/ Ernst & Young LLP

San Jose, California

October 31, 2016